Exhibit 10.1.3
     SECOND AMENDMENT, dated as of February 26, 2009 (this “Amendment”), to the Amended and Restated Five-Year Competitive Advance and Revolving Credit Facility Agreement dated as of June 7, 2006 (as amended or otherwise modified prior to the date hereof, the “Credit Agreement”), among BELO CORP., a Delaware corporation, the Lenders party thereto and JPMORGAN CHASE BANK, N.A. as Administrative Agent and Issuing Bank.
          WHEREAS the Lenders have agreed to extend credit to the Borrower under the Credit Agreement on the terms and subject to the conditions set forth therein; and
          WHEREAS the Borrower has requested that the Lenders amend certain provisions of the Credit Agreement and the Lenders whose signatures appear below, constituting at least the Required Lenders, are willing to amend the Credit Agreement on the terms and subject to the conditions set forth herein.
          NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:
          SECTION 1. Defined Terms. Each capitalized term used but not defined herein, including in the recitals hereto, shall have the meaning assigned to it in the Credit Agreement.
          SECTION 2. Reduction in Commitments. Pursuant to Section 2.08 of the Credit Agreement, the Borrower hereby notifies the Administrative Agent of its election to reduce the Commitments to the aggregate amount of $550,000,000, which reduction shall become effective as of the Amendment Effective Date (as defined below). For purposes hereof only, the Lenders party hereto waive the advance notice requirement set forth in the first sentence of Section 2.08(c) of the Credit Agreement.
          SECTION 3. Amendment and Restatement. Effective on (and subject to the occurrence of) the Amendment Effective Date, the Credit Agreement is hereby amended and restated in the form of Annex A hereto and each of the following new or restated Schedules are added to the Credit Agreement in the form of Annex B hereto: Schedules 2.01, 3.06, 6.01, 6.04, 6.07 and 6.11.
          SECTION 4. Representations and Warranties. To induce the other parties hereto to enter into this Amendment, the Borrower represents and warrants to such parties that, as of the Amendment Effective Date:
     (a) The execution, delivery and performance by the Borrower of this Amendment has been duly authorized by all requisite corporate actions required for the lawful execution, delivery and performance thereof; this Amendment has been duly executed and delivered by the Borrower; and this Amendment and the Credit Agreement, as amended by this Amendment, constitute legal, valid and binding obligations of the Borrower, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
     (b) The representations and warranties of the Loan Parties set forth in Loan Documents are true and correct in all material respects on and as of the Amendment Effective Date after giving effect to the amendment and restatement contemplated by Section 3 (except to the extent that any representation or warranty expressly relates to an earlier date, in which case such representation or warranty is true and correct as of such earlier date).
     (c) As of the Amendment Effective Date, after giving effect to the amendment and restatement contemplated by Section 3, no Default will have occurred and be continuing.
          SECTION 5. Effectiveness. This Amendment shall become effective as of the date (the “Amendment Effective Date”) on which (a) the Administrative Agent shall have executed a counterpart of this Amendment and shall have received (i) a counterpart of this Amendment executed on behalf of the Borrower and (ii) duly executed counterparts hereof that, when taken together, bear the authorized signatures of Lenders constituting at least the Required Lenders, (b) the Administrative Agent shall have received a certificate, dated the Amendment Effective Date and signed on behalf of the Borrower by a Financial Officer, confirming the accuracy of the representations set forth in Section 4 hereof, (c) the Administrative Agent shall have received payment of an amendment fee for each Lender that shall have delivered an executed signature page to this Amendment on or prior to noon, New York City time, on February 26, 2009, in an amount equal to 0.25% of such Lender’s Commitment immediately after giving effect to the reduction of such Commitment contemplated by Section 2 hereof and (d) the Guarantee Requirement shall have been satisfied and the Administrative Agent shall have received satisfactory opinions of counsel of the Borrower in connection therewith.
          SECTION 6. Expenses. The Borrower agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Amendment, including the reasonable fees, charges and disbursements of Cravath, Swaine & Moore LLP, counsel for the Administrative Agent.
          SECTION 7. Credit Agreement. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Lenders or the Administrative Agent under, the Credit Agreement, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect. On and after the Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import, shall be deemed to be a reference to the Credit Agreement as amended hereby.

          SECTION 8. Counterparts. This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.
          SECTION 9. Governing Law. This Amendment shall be construed in accordance with and governed by the law of the State of New York.
          SECTION 10. Headings. Section headings used herein are for convenience of reference only, are not part of this Amendment and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment.

 4
          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

BELO CORP.,

by
/s/ Brenda Maddox

Name: Brenda Maddox
Title: vice president/Treasurer and Tax

JPMORGAN CHASE BANK, N.A., individually, as Administrative Agent and as Issuing Bank,

By
/s/ Brian McDougal

Name: Brian McDougal
Title: Vice President

SIGNATURE PAGE TO THE SECOND AMENDMENT TO THE AMENDED AND RESTATED FIVE-YEAR COMPETITIVE ADVANCE AND REVOLVING CREDIT FACILITY AGREEMENT DATED AS OF JUNE 7, 2006, AMONG BELO CORP, THE LENDERS PARTY THERETO AND JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT AND ISSUING BANK

LENDER:

by

Name:
Title:

For any Lender requiring a second signature line:

by

Name:
Title:

ANNEX A
AMENDED AND RESTATED
FIVE-YEAR COMPETITIVE ADVANCE
AND
REVOLVING CREDIT FACILITY AGREEMENT
dated as of
February 26, 2009
among
BELO CORP.,
as Borrower,
The Lenders Party Hereto,
and
JPMORGAN CHASE BANK, N.A.
as Administrative Agent

J.P. MORGAN SECURITIES INC.
and
BANC OF AMERICA SECURITIES LLC,
as Joint Lead Arrangers and Joint Bookrunners
BANK OF AMERICA, N.A.,
as Syndication Agent
BNP PARIBAS,
MIZUHO CORPORATE BANK, LTD.,
SUNTRUST BANK
and
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD,
as Co-Documentation Agents

i

Page
ARTICLE IV

Conditions
SECTION 4.01. Effective Date	46
SECTION 4.02. Each Credit Event	47
ARTICLE V

Affirmative Covenants
SECTION 5.01. Financial Statements and Other Information	47
SECTION 5.02. Notices of Material Events	49
SECTION 5.03. Existence; Conduct of Business	49
SECTION 5.04. Payment of Obligations	50
SECTION 5.05. Maintenance of Properties; Insurance	50
SECTION 5.06. Books and Records; Inspection Rights	50
SECTION 5.07. Compliance with Laws	50
SECTION 5.08. Use of Proceeds and Letters of Credit	50
SECTION 5.09. Guarantee Requirement	51
ARTICLE VI

Negative Covenants
SECTION 6.01. Liens	51
SECTION 6.02. Fundamental Changes	51
SECTION 6.03. Transactions with Affiliates	52
SECTION 6.04. Restrictive Agreements	52
SECTION 6.05. Sale and Lease-Back Transactions	53
SECTION 6.06. Leverage	53
SECTION 6.07. Limitation on Indebtedness	53
SECTION 6.08. Interest Coverage	54
SECTION 6.09. Restricted Payments	54
SECTION 6.10. Asset Sales	55
SECTION 6.11. Investments, Loans, Advances, Guarantees and Acquisitions	56
ARTICLE VII

Events of Default
ARTICLE VIII

The Administrative Agent
ARTICLE IX

Miscellaneous
SECTION 9.01. Notices	62
SECTION 9.02. Waivers; Amendments	63
SECTION 9.03. Expenses; Indemnity; Damage Waiver	63
SECTION 9.04. Successors and Assigns	64
SECTION 9.05. Survival	67
SECTION 9.06. Counterparts; Integration; Effectiveness	67

ii

Exhibits and Schedules

Exhibit A	Form of Assignment and Assumption
Exhibit B-1	Form of Opinion of Counsel — General Counsel of Belo Corp.
Exhibit B-2	Form of Opinion of Counsel — Gibson, Dunn & Crutcher LLP
Exhibit B-3	Form of Opinion of Regulatory Counsel — Wiley, Rein & Fielding LLP
Schedule 2.01	Commitments
Schedule 3.06	Litigation, Labor and Environmental Matters
Schedule 6.01	Liens
Schedule 6.04	Restrictive Agreements
Schedule 6.07	Indebtedness
Schedule 6.11	Investments
 iii

     AMENDED AND RESTATED FIVE-YEAR COMPETITIVE ADVANCE AND REVOLVING CREDIT FACILITY AGREEMENT dated as of February 27, 2009, among BELO CORP.; the LENDERS party hereto; and JPMORGAN CHASE BANK, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) and as Issuing Bank (in such capacity, the “Issuing Bank”).
          The Borrower (such term and each other capitalized term used and not otherwise defined herein having the meaning assigned to it in Article I), certain of the Lenders and the Administrative Agent are parties to an Amended and Restated Five-Year Competitive Advance and Revolving Credit Agreement dated as of June 7, 2006 (the “Original Credit Agreement”), and have agreed, subject to the conditions set forth in Section 4.01, to amend and restate the Original Credit Agreement in the form of this Amended and Restated Five-Year Competitive Advance and Revolving Credit Facility Agreement.
          The Borrower has requested the Lenders to extend credit to enable the Borrower to borrow on a revolving credit basis and to obtain Letters of Credit on and after the date hereof and at any time and from time to time prior to the Maturity Date. The Borrower has also requested the Lenders to establish procedures pursuant to which the Borrower may invite the Lenders to bid on an uncommitted basis on short-term borrowings by the Borrower maturing on or prior to the Maturity Date. The proceeds of borrowings hereunder will be used for general corporate purposes of the Borrower and the Subsidiaries, including acquisitions, stock repurchases, commercial paper backup and the funding of working capital requirements. Letters of Credit issued hereunder will be used for general corporate purposes of the Borrower and the Subsidiaries.
          The Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions herein set forth.
          Accordingly, the parties hereto agree as follows:
Definitions
          Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
          “ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
          “Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.

          “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
          “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
          “Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% per annum and (c) the LIBO Rate for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1% per annum; provided that, for the avoidance of doubt, for purposes of calculating the Alternate Base Rate, the LIBO Rate for any day shall be based on the Reuters BBA Libor Rates page 3750 (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate, respectively.
          “Applicable Percentage” means on any date, with respect to any ABR Loan or Eurodollar Loan or with respect to the commitment fees referred to in Section 2.11(a), as the case may be, the applicable percentage set forth in the table below under the caption “ABR Spread”, “Eurodollar Spread” or “Commitment Fee Percentage”, as the case may be, based upon, at any time, the Leverage Ratio as of the then most recent date as of which the Leverage Ratio shall have been tested under Section 6.06:

	Commitment Fee	Eurodollar	ABR
Leverage Ratio:	Percentage	Spread	Spread
Category 1

Less than 4.50 to 1.00	0.375%	2.500%	1.500%

Category 2

Greater than or equal to 4.50 to 1.00 but less than 5.00 to 1.00	0.375%	2.750%	1.750%

Category 3

Greater than or equal to 5.00 to 1.00 but less than 5.50 to 1.00	0.375%	3.250%	2.250%

Category 4

Greater than or equal to 5.50 to 1.00 but less than 6.00 to 1.00	0.500%	4.000%	3.000%

Category 5

Greater than or equal to 6.00 to 1.00	0.500%	4.750%	3.750%
For purposes of the foregoing, each change in the Applicable Percentage resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the Business Day following the date of delivery to the Administrative Agent, as applicable, pursuant to Section 5.01(a) or 5.01(b) of the consolidated financial statements indicating such change or pursuant to Section 5.01(c) of the compliance certificate delivered in respect of the applicable Credit Extension Date and ending on the date immediately preceding the effective date of the next such change. Notwithstanding the foregoing, the Applicable Percentage shall be based on the rates per annum set forth in Category 5 (i) at any time that an Event of Default has occurred and is continuing or (ii) if the Borrower fails to deliver the consolidated financial statements required to be delivered pursuant to Section 5.01(a) or 5.01(b) or any compliance certificate required to be delivered pursuant to Section 5.01(c), in each case within three Business Days after the time periods specified herein for such delivery, during the period commencing on and including the day following such third Business Day and until the delivery thereof. In the event that any financial statement or certificate delivered pursuant to Section 5.01(a), 5.01(b) or 5.01(c) shall prove to have been inaccurate (regardless of whether the Commitments are in effect or any Loans or Letters of Credit are outstanding when such inaccuracy is discovered), and such inaccuracy shall have resulted in the payment of any interest or fees at rates lower than those that would have been applicable for any period (based on the actual Leverage Ratio), then the Borrower shall promptly deliver to the Administrative Agent a corrected financial statement or certificate, as the case may be, and pay to the Agent, for distribution to the Lenders (or former Lenders) as their interests may appear, the accrued interest or fees that should have been paid but were not paid as a result of such inaccuracy of such financial statement or certificate (it being understood that nothing in this sentence shall limit the rights of the Agent or the Lenders under Section 2.12(d) or Article VII.
          “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
          “Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.
          “Board” means the Board of Governors of the Federal Reserve System of the United States of America.
          “Bond Payment” means any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of any Bonds, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any Bonds (but excluding, for the avoidance of doubt, payment of interest, fees or expenses). “Bonds” means each of the Borrower’s 6-3/4% Senior Notes due 2013, 7-3/4% Senior Debentures due 2027 and 7-1/4% Senior Debentures due 2027 and any other notes or debentures issued by the Borrower after the Second Amendment Date in compliance with this Agreement.
          “Borrower” means Belo Corp., a Delaware corporation.

          “Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Competitive Loan or group of Competitive Loans of the same Type made on the same date and as to which a single Interest Period is in effect.
          “Borrowing Request” means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03.
          “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
          “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
          “CFC” means (a) each Person that is a “controlled foreign person” for purposes of the Code and (b) each Subsidiary of any such controlled foreign person.
          A “Change in Control” shall be deemed to have occurred if (a) any person or group (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the date hereof) other than officers of the Borrower and Continuing Directors shall own, directly or indirectly, beneficially or of record, shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower; or (b) a majority of the seats (other than vacant seats) on the board of directors of the Borrower shall at any time be occupied by persons who are not Continuing Directors.
          “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.14, by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any law, rule or regulation, or any guideline or directive (whether or not having the force of law) of any Governmental Authority, or any request of any Governmental Authority with which such Lender or the Issuing Bank believes in good faith that it would be disadvantageous not to comply, in each case made or issued after the date of this Agreement.
          “Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Competitive Loans.

          “Closing Date” shall mean June 7, 2006.
          “Code” means the Internal Revenue Code of 1986, as amended from time to time.
          “Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum permitted aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.
          “Competitive Bid” means an offer by a Lender to make a Competitive Loan in accordance with Section 2.04.
          “Competitive Bid Rate” means, with respect to any Competitive Bid, the Margin or the Fixed Rate, as applicable, offered by the Lender making such Competitive Bid.
          “Competitive Bid Request” means a request by the Borrower for Competitive Bids in accordance with Section 2.04.
          “Competitive Loan” means a Loan made pursuant to Section 2.04.
          “Consolidated Tangible Assets” of any Person means at any time, the aggregate amount of assets (less accumulated depreciation and amortization, applicable reserves and other properly deductible items) of such Person and its subsidiaries, minus all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other intangible assets of such Person and its subsidiaries, all determined on a consolidated basis in accordance with GAAP.
          “Continuing Directors” means (i) the members of the Board of Directors of the Borrower on the date hereof and (ii) future members of such Board of Directors who were nominated or appointed by a majority of the Continuing Directors at the date of their nomination or appointment.
          “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
          “Credit Extension Date” means each date on which a Borrowing (other than any interest election pursuant to Section 2.07 that does not increase the outstanding principal amount of the Loans of any Lender) is requested to be made or upon which a Letter of Credit is requested to be issued or increased in amount.

          “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
          “Designated Subsidiary” means each Subsidiary, other than a CFC, (a) the consolidated total assets of which equal 5% or more of the consolidated total assets of the Borrower, (b) the consolidated revenues of which equal 5% or more of the consolidated revenues of the Borrower or (c) that, together with its consolidated subsidiaries, accounts for more than 5% of Pro Forma Operating Cash Flow, in each case as of the end of or for the most recent period of four consecutive fiscal quarters of the Borrower for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b); provided that if at the end of or for any such most recent period of four consecutive fiscal quarters the combined consolidated total assets or combined consolidated revenues or contribution on a consolidated basis to Pro Forma Operating Cash Flow of all Subsidiaries that under clauses (a), (b) and (c) above would not constitute Designated Subsidiaries shall have exceeded 10% of the consolidated total assets of the Borrower or 10% of the consolidated revenues of the Borrower or 10% of Pro Forma Operating Cash Flow, then one or more of such excluded Subsidiaries shall for all purposes of this Agreement be deemed to be Designated Subsidiaries in descending order based on the amounts of their consolidated total assets or consolidated revenues or contribution to Pro Forma Operating Cash Flow, as the case may be, until such excess shall have been eliminated.
          “Disclosed Matters” means the actions, suits and proceedings, labor controversies and the environmental matters disclosed in Schedule 3.06. The disclosure of information in Schedule 3.06 or in any other schedule or exhibit to the Loan Documents shall not constitute an admission by the Borrower that such information is material for any purpose, including applicable securities laws, other than the Loan Documents and the transactions provided for therein.
          “dollars” or “$” refers to lawful money of the United States of America.
          “Effective Date” means the first date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
          “Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
          “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
          “Equity Interests” means shares of capital stock, partnership interests, membership interests in limited liability companies, beneficial interests in trusts or other equity ownership interests in any Person, and any warrants, options or other rights entitling the holders thereof to purchase or acquire any such equity interests.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
          “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
          “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan; (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; or (f) the receipt by the Borrower or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
          “Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the LIBO Rate.
          “Event of Default” has the meaning assigned to such term in Article VII.
          “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the jurisdiction under the laws of which it is organized or managed, or the jurisdiction in which its principal office is located, or any jurisdiction in which it is doing business other than solely by reason of this Agreement, or, in the case of any Lender, the jurisdiction in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Administrative Agent, such Lender or the Issuing Bank, as the case may be, is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.18(b)), any U.S. Federal withholding tax that (i) is in effect and would apply to amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement, unless (and to the extent that) (A) such withholding tax liability arises or is increased by reason of a Change in Law occurring after such Foreign Lender becomes a Lender under this Agreement or (B) such Foreign Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such withholding tax liability pursuant to Section 2.16(a) or (ii) is imposed on amounts payable to such Foreign Lender under this Agreement because of its failure or inability to comply with Section 2.16(e).
          “FCC” means the Federal Communications Commission and any successors thereto.
          “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
          “Film Contracts” mean contracts or agreements with suppliers which provide the right to broadcast certain specified film or video tape motion pictures.
          “Financial Officer” means the chief financial officer, vice president of finance, principal accounting officer, treasurer or controller of the Borrower.
          “First Amendment Date” means February 4, 2008.
          “Fitch” shall mean Fitch Investors Service, Inc.
          “Fixed Rate” means, with respect to any Competitive Loan bearing interest at a fixed rate, the fixed rate of interest per annum specified by the Lender making such Competitive Loan in its related Competitive Bid.
          “Fixed Rate Loan” means a Competitive Loan bearing interest at a Fixed Rate.
          “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
          “Funded Debt” means without duplication, all Indebtedness, other than short-term obligations under Film Contracts.
          “GAAP” means generally accepted accounting principles in the United States of America consistently applied.

          “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
          “Guarantee” means any agreement by which the Borrower or any Subsidiary assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes liable upon, the Indebtedness of another Person.
          “Guarantee Agreement” means the Guarantee Agreement among the Borrower, the other Loan Parties and the Administrative Agent substantially in the form of Annex B to the Second Amendment, together with all supplements thereto.1
          “Guarantee Requirement” means, at any time, the requirement that:
     (a) the Administrative Agent shall have received from the Borrower and each Designated Subsidiary either (i) a counterpart of the Guarantee Agreement duly executed and delivered on behalf of such Person or (ii) in the case of any Person that becomes a Designated Subsidiary after the Second Amendment Date, a supplement to the Guarantee Agreement, in the form specified therein, duly executed and delivered on behalf of such Person;
     (b) the Administrative Agent shall have received from the Borrower a written notice identifying each Designated Subsidiary as of the Second Amendment Date and shall, if any Subsidiary shall have become a Designated Subsidiary by operation of the proviso in the definition of “Designated Subsidiary”, have provided an additional written notice identifying such additional Designated Subsidiary; and
     (c) each Designated Subsidiary shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of the Guarantee Agreement and the performance of its obligations thereunder.
          “Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement or option, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.
          “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials,

[1]	The Guarantors under the Guarantee Agreement will guarantee cash management services provided by any Lender or Lender Affiliate and Hedging Agreements with any Lender or Lender Affiliate as well as the Loan Documents Obligations.

polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
          “Indebtedness” means, without duplication, the Borrower’s and each Subsidiary’s (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of property (including, without limitation, Film Contracts) other than accounts payable arising in connection with the purchase of inventory in the ordinary course of business, (c) obligations, whether or not assumed, secured by Liens on or payable out of the proceeds or production from property now or hereafter owned or acquired by the Borrower or any Subsidiary, (d) obligations created under any conditional purchase or other title retention agreements, (e) Capital Lease Obligations, letters of credit, bonds or similar instruments and bankers’ acceptances, (f) obligations under Guarantees; provided, however, that Indebtedness shall not include obligations of the Borrower or any Subsidiary incurred in connection with the self-insurance program or employee benefit plans and programs of the Borrower or the Subsidiaries, and (g) obligations to make payments that would be required to be made in the event of an early termination, on the date Indebtedness of the Borrower or any Subsidiary is being determined, in respect of outstanding Hedging Agreements.
          “Indemnified Taxes” means Taxes other than Excluded Taxes.
          “Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.07.
          “Interest Expense” means, with respect to the Borrower and the Subsidiaries for any period, the interest expense of the Borrower and the Subsidiaries determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) the amortization of debt discounts, (b) the amortization of all fees (including, without limitation, fees with respect to interest rate protection agreements) payable in connection with the incurrence of Indebtedness and (c) the portion of any Capital Lease Obligation allocable to interest expense.
          “Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (c) with respect to any Fixed Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Fixed Rate Borrowing with an Interest Period of more than 90 days’ duration (unless otherwise specified in the applicable Competitive Bid Request), each day prior to the last day of such Interest Period that occurs at intervals of 90 days’ duration after the first day of such Interest Period, and any other dates that are specified in the applicable Competitive Bid Request as Interest Payment Dates with respect to such Borrowing.
          “Interest Period” means (a) with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending one week thereafter or on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect, and (b) with respect to any Fixed Rate Borrowing, the period (which shall not be less than 7 days or more than 360 days) commencing on the date of such Borrowing and ending on the date specified in the applicable Competitive Bid Request; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
          “Investment” means, with respect to a specified Person, any Equity Interests, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, or any capital contribution or loans or advances (other than advances made in the ordinary course of business that would be recorded as accounts receivable on the balance sheet of the specified Person prepared in accordance with GAAP) to, or Guarantees of any Indebtedness or other financial obligations of, any other Person that are held or made by the specified Person. The amount, as of any date of determination, of (a) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, (b) any Investment in the form of a Guarantee shall be the principal amount outstanding on such date of the Indebtedness or other obligation guaranteed thereby (or, in the case of a Guarantee of an obligation that does not have a principal amount, the maximum monetary exposure as of such date of the guarantor under such Guarantee (as determined reasonably and in good faith by the chief financial officer of Borrower)), (c) any Investment in the form of a transfer of Equity Interests or other property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair market value (as determined reasonably and in good faith by the chief financial officer of Borrower) of such Equity Interests or other property as of the time of the transfer, without any adjustment for increases or decreases in value of, or write-ups, write-downs or write offs with respect to, such Investment, (d) any Investment (other than any Investment referred to in clause (a), (b) or (c) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment (including any Indebtedness assumed in connection therewith), plus the cost of all additions, at or prior to such date, thereto, and minus the amount, as of such date, of any portion of such Investment repaid to the investor in cash as a repayment of principal or a return of capital, as the case may be, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment, and (e) any Investment (other than any Investment referred to in clause (a), (b), (c) or (d) above) by the specified Person in any other Person resulting from the issuance by such other Person of its Equity Interests to the specified Person shall be the fair market value (as determined reasonably and in good faith by the chief financial officer of Borrower) of such Equity Interests at the time of the issuance thereof.
          “Issuing Bank” means JPMorgan Chase Bank, N.A., in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
          “Joint Venture” means a Subsidiary organized or purchased after the date hereof by the Borrower (or one or more Subsidiaries) and one or more third parties owning equity interests in such Subsidiary to engage in one or more business ventures permitted under Section 6.02(b).
          “LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.
          “LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Participation Percentage of the total LC Exposure at such time.
          “Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption.
          “Letter of Credit” means any letter of credit issued pursuant to this Agreement.
          “Leverage Ratio” means, as of any date, the ratio of (a) Funded Debt of the Borrower and the Subsidiaries, determined on a consolidated basis, as of such date, to (b) Pro Forma Operating Cash Flow for the period of four consecutive fiscal quarters of the Borrower most recently ended on or prior to such date for which consolidated financial statements have been delivered to the Agent pursuant to Section 5.01(a) or 5.01(b).
          “LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters BBA Libor Rates page 3750 (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar

Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered to the principal London office of the Administrative Agent or any Affiliate designated by the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
          “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
          “Loan Documents” means this Agreement and the Guarantee Agreement.
          “Loan Documents Obligations” has the meaning set forth in the Guarantee Agreement.
          “Loan Parties” means the Borrower and each Subsidiary Loan Party.
          “Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.
          “Margin” means, with respect to any Competitive Loan bearing interest at a rate based on the LIBO Rate, the marginal rate of interest, if any, to be added to or subtracted from the LIBO Rate to determine the rate of interest applicable to such Loan, as specified by the Lender making such Loan in its related Competitive Bid.
          “Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Borrower and the Subsidiaries taken as a whole, (b) the ability of the Borrower to perform any of its payment obligations under this Agreement or (c) the rights of or benefits available to the Lenders under this Agreement.
          “Material Indebtedness” means Indebtedness (other than the Loans) of any one or more of the Borrower and the Subsidiaries in a principal amount for any such Indebtedness in excess of $20,000,000 or in an aggregate principal amount for all such Indebtedness in excess of $35,000,000.
          “Material Subsidiary” means each Subsidiary other than Subsidiaries that, (a) individually do not account for more than (i) 2% of the assets or (ii) 2% of the net revenues and (b) in the aggregate do not account for more than (i) 5% of the assets or (ii) 5% of the net revenues, in each case, at the end of or for the four fiscal quarters most recently ended, of the Borrower and the Subsidiaries on a consolidated basis.
          “Maturity Date” means June 7, 2011.
          “Moody’s” means Moody’s Investors Service, Inc.

          “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
          “Operating Cash Flow” means, for the Borrower and its Subsidiaries for any relevant period, on a consolidated basis, the sum of (i) earnings before income taxes for such period (without taking into account extraordinary or nonrecurring items), plus (ii) depreciation and amortization expense during such period, plus (iii) Interest Expense actually incurred or accrued during such period, determined in accordance with GAAP plus (iv) noncash charges to the extent deducted in computing earnings (provided that any cash payment made with respect to any noncash charge that has been added pursuant to this clause (iv) shall be subtracted in computing Operating Cash Flow for the period in which such cash payment is made); provided, however, that Operating Cash Flow shall not include (i) any income or loss attributable to any investment accounted for on the “equity” method of accounting or (ii) losses not in excess of $10,000,000 during any period of four consecutive fiscal quarters, or $25,000,000 in the aggregate for all periods after March 31, 2005, that in either case are associated with new business development investments.
          “Original Credit Agreement” shall have the meaning specified in the recitals hereto.
          “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution or delivery of, or otherwise with respect to, this Agreement.
          “Participation Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Participation Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.
          “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
          “Permitted Investments” means:
     (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
     (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or Moody’s;
     (c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;
     (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;
     (e) money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and
     (f) in the case of any Subsidiary organized outside the United States, other short-term investments that are analogous to the foregoing, are of comparable credit quality and are customarily used by companies in the jurisdiction of such foreign Subsidiary for cash management purposes.
          “Permitted Liens” means (a) Liens for Taxes not yet due and payable, mechanic’s Liens and materialman’s, shipper’s or warehouseman’s Liens for services or materials and landlord’s Liens for rental amounts for which payment is not yet due or which are being contested in good faith by appropriate proceedings, (b) Liens securing any purchase money Indebtedness (including Capital Lease Obligations relating to assets acquired after the date hereof) if such Liens do not encumber any property other than the property for the purchase of which such purchase money Indebtedness was incurred, (c) the currently existing Liens described in Schedule 6.01 hereto, or, with respect to any Indebtedness that shall have been extended, renewed or refinanced in accordance with Section 6.07, Liens on the same assets of the same Persons securing Refinancing Indebtedness in respect thereof, (d) pledges or deposits made to secure payment of worker’s compensation, unemployment insurance, pensions, or other social security programs, (e) good-faith pledges or deposits made to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money), or leases, or to secure statutory obligations, surety or appeal bonds, or indemnity, performance, or other similar bonds in the ordinary course of business, (f) encumbrances consisting of zoning restrictions, easements, utility district assessments or other restrictions on the use of property, none of which materially impairs the operation by the Borrower and the Subsidiaries (taken as a whole) of their business, and none of which is violated by existing or proposed structures or land use where such violation would materially impair the operation by the Borrower and the Subsidiaries (taken as a whole) of their business, (g) the following, if the validity or amount thereof is being contested in good faith and by appropriate and lawful proceedings and so long as levy and execution thereon have been stayed and continue to be stayed, or they do not in the aggregate materially detract from the value of any material assets or the operations of the Borrower and the Subsidiaries taken as a whole: claims and Liens for Taxes due and payable; claims and Liens upon, and defects of title to, property, including any attachment of property or other legal process prior to adjudication of a dispute on the merits; claims and Liens of mechanics, materialmen, warehousemen, carriers, landlords, or other Liens; and judgment Liens; (h) any Lien or encumbrance deemed to exist by virtue of any agreement or arrangement expressly permitted by Section 6.04; and (i) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time the Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, or, with respect to any Indebtedness that shall have been extended, renewed or refinanced in accordance with Section 6.07, Refinancing Indebtedness in respect thereof.
          “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
          “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
          “Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
          “Pro Forma Operating Cash Flow” means, for any relevant period, Operating Cash Flow of the Borrower and its Subsidiaries on a consolidated basis adjusted to include the Operating Cash Flow of any operating units or entities acquired during such relevant period and to exclude the Operating Cash Flow of any operating units or entities divested or sold during such relevant period (in each case, as if the acquisition or divestiture had occurred at the beginning of such relevant period); provided, that (a) for purposes of determining Pro Forma Operating Cash Flow, that portion of total Operating Cash Flow attributable to any Restricted Joint Venture shall, to the extent positive, and subject to clause (b) below, be excluded to the extent required in order that not more than 5% of total Operating Cash Flow shall be attributable to any one or more Restricted Joint Ventures, and (b) any portion of Operating Cash Flow attributable to a Restricted Joint Venture that would otherwise be excluded under the preceding proviso may nevertheless be included in Pro Forma Operating Cash Flow to the extent it does not exceed the cash dividends or other cash distributions received by the Borrower and its other Subsidiaries from such Restricted Joint Venture during the relevant period.
          “Refinancing Indebtedness” means, in respect of any Indebtedness (the “Original Indebtedness”), any Indebtedness that extends, renews or refinances such Original Indebtedness (or any Refinancing Indebtedness in respect thereof); provided that

(a) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of such Original Indebtedness; (b) the maturity of such Refinancing Indebtedness shall not be earlier, and the weighted average life to maturity of such Refinancing Indebtedness shall not be shorter, than that of such Original Indebtedness; (c) such Refinancing Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default or a change in control or as and to the extent such repayment, prepayment, redemption, repurchase or defeasance would have been required pursuant to the terms of such Original Indebtedness) prior to the earlier of (i) the maturity of such Original Indebtedness and (ii) the date 180 days after the Maturity Date; (d) such Refinancing Indebtedness shall not constitute an obligation of any Subsidiary that shall not have been (or, in the case of after-acquired Subsidiaries, shall not have been required to become) an obligor in respect of such Original Indebtedness, and shall not constitute an obligation of the Borrower if the Borrower shall not have been an obligor in respect of such Original Indebtedness, and, in each case, shall constitute an obligation of such Subsidiary or of the Borrower only to the extent of their obligations in respect of such Original Indebtedness; (e) if such Original Indebtedness shall have been subordinated to the Loan Documents Obligations, such Refinancing Indebtedness shall also be subordinated to the Loan Documents Obligations on terms not less favorable in any material respect to the Lenders; and (f) such Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such Original Indebtedness (or would have been required to secure such Original Indebtedness pursuant to the terms thereof) or, in the event Liens securing the Original Indebtedness shall have been contractually subordinated to any Lien securing the Loan Documents Obligations, by any Lien that shall not have been contractually subordinated to at least the same extent.
          “Register” has the meaning set forth in Section 9.04.
          “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
          “Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 51% of the sum of the total Revolving Credit Exposures and unused Commitments at such time; provided that, for purposes of declaring the Loans to be due and payable pursuant to Article VII, and for all purposes after the Loans become due and payable pursuant to Article VII or the Commitments expire or terminate, the outstanding Competitive Loans of the Lenders shall be included in their respective Revolving Credit Exposures in determining the Required Lenders.
          “Reportable Event” means any reportable event as defined by Section 4043 of ERISA and the regulations issued under such Section with respect to a Plan (other than a Multiemployer Plan), excluding, however, such events as to which the PBGC by regulation or by technical update waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; provided that a failure to meet the minimum funding standard of Section 412 of the Code and Section

302 of ERISA shall be a reportable event regardless of the issuance of any waiver in accordance with Section 412(d) of the Code.
          “Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or any Subsidiary or (b) any Bond Payment.
          “Restricted Joint Venture” means a Joint Venture that is subject to any agreement or other arrangement that prohibits, restricts or imposes any condition upon its ability, or the ability of the Borrower or a Subsidiary to cause it, to pay dividends or other distributions with respect to its shares of capital stock or other equity interests.
          “Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amounts of such Lender’s Revolving Loans and its LC Exposure at such time.
          “Revolving Loan” means a Loan made pursuant to Section 2.01.
          “S&P” shall mean Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.
          “Second Amendment” means the Second Amendment to this Agreement dated as of February 27, 2009.
          “Second Amendment Date” means February 27, 2009.
          “subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
          “Subsidiary” means any subsidiary of the Borrower.
          “Subsidiary Loan Party” means each Subsidiary that is a party to the Guarantee Agreement.
          “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

          “Transactions” means the execution, delivery and performance by the Borrower of the Loan Documents, the borrowing of the Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.
          “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBO Rate, the Alternate Base Rate or, in the case of a Competitive Loan or Borrowing, the LIBO Rate or a Fixed Rate.
          “Unrestricted Cash” means unrestricted cash and cash equivalents owned by the Loan Parties and not controlled by or subject to any Lien or other preferential arrangement in favor of any creditor other than (a) Liens created under the Loan Documents and (b) Liens constituting banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions; provided that such deposit accounts or funds are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by Borrower or any Subsidiary in excess of those required by applicable banking regulations.
          “USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.
          “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
          Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).
          Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) all references herein to the “date hereof”, the “date of this Agreement” and similar locutions shall mean June 7, 2006, absent an express indication to the contrary.
          Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
The Credits
          Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in dollars in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (b) the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.
          Loans and Borrowings. (i) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Participation Percentages. Each Competitive Loan shall be made in accordance with the procedures set forth in Section 2.04. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments and Competitive Bids of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
          Subject to Section 2.13, (i) each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith, and (ii) each Competitive Borrowing shall be comprised entirely of Eurodollar Loans or Fixed Rate Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement; provided further, that if the designation of any such foreign branch or Affiliate shall result in any costs, reductions or Taxes which would not otherwise have been applicable and for which such Lender would, but for this proviso, be entitled to request compensation under Section 2.14 or 2.16, such Lender shall not be entitled to request such compensation unless it shall in good faith have determined such designation to be necessary or advisable to avoid any material disadvantage to it.
          At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is (i) equal to the entire unused balance of the total Commitments or (ii) required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Each Competitive Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 Eurodollar Revolving Borrowings outstanding.
          Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
          Requests for Revolving Borrowings. In order to request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing (including an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e)), not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
     the aggregate amount of the requested Borrowing;
     the date of such Borrowing, which shall be a Business Day;
     whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;
     in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
     the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
          Competitive Bid Procedure. (i) Subject to the terms and conditions set forth herein, from time to time during the Availability Period the Borrower may request Competitive Bids and may (but shall not have any obligation to) accept Competitive Bids and borrow Competitive Loans; provided that the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans at any time shall not exceed the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow Competitive Loans at the discretion of the Lenders that elect to make Competitive Bids in accordance with the procedures set forth herein. In order to request Competitive Bids, the Borrower shall notify the Administrative Agent of such request by telephone, in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, four Business Days before the date of the proposed Borrowing and, in the case of a Fixed Rate Borrowing, not later than 10:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing; provided that a Competitive Bid Request shall not be made within five Business Days after the date of any previous Competitive Bid Request, unless any and all such previous Competitive Bid Requests shall have been withdrawn or all Competitive Bids received in response thereto rejected. Each such telephonic Competitive Bid Request shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Competitive Bid Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Competitive Bid Request shall specify the following information in compliance with Section 2.02:
     the aggregate amount of the requested Borrowing;
     the date of such Borrowing, which shall be a Business Day;
     whether such Borrowing is to be a Eurodollar Borrowing or a Fixed Rate Borrowing;
     the Interest Period to be applicable to such Borrowing, which shall be a period contemplated by the definition of the term “Interest Period”; and
     the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.
Promptly following receipt of a Competitive Bid Request in accordance with this Section, the Administrative Agent shall notify the Lenders of the details thereof by telecopy, inviting the Lenders to submit Competitive Bids.

          Each Lender may (but shall not have any obligation to) make one or more Competitive Bids to the Borrower in response to a Competitive Bid Request. Each Competitive Bid by a Lender must be in a form approved by the Administrative Agent and must be received by the Administrative Agent by telecopy, in the case of a Eurodollar Competitive Borrowing, not later than 9:30 a.m., New York City time, three Business Days before the proposed date of such Competitive Borrowing, and in the case of a Fixed Rate Borrowing, not later than 9:30 a.m., New York City time, on the proposed date of such Competitive Borrowing. Competitive Bids that do not conform substantially to the form approved by the Administrative Agent may be rejected by the Administrative Agent, and the Administrative Agent shall notify the applicable Lender as promptly as practicable. Each Competitive Bid shall specify (i) the principal amount (which shall be a minimum of $5,000,000 and an integral multiple of $1,000,000 and which may equal the entire principal amount of the Competitive Borrowing requested by the Borrower) of the Competitive Loan or Loans that the Lender is willing to make, (ii) the Competitive Bid Rate or Rates at which the Lender is prepared to make such Loan or Loans (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) and (iii) the Interest Period applicable to each such Loan and the last day thereof.
          The Administrative Agent shall promptly notify the Borrower by telecopy of the Competitive Bid Rate and the principal amount specified in each Competitive Bid and the identity of the Lender that shall have made such Competitive Bid.
          Subject only to the provisions of this paragraph (d), the Borrower may accept or reject any Competitive Bid. The Borrower shall notify the Administrative Agent by telephone, confirmed by telecopy in a form approved by the Administrative Agent, whether and to what extent it has decided to accept or reject each Competitive Bid, in the case of a Eurodollar Competitive Borrowing, not later than 10:30 a.m., New York City time, three Business Days before the date of the proposed Competitive Borrowing, and in the case of a Fixed Rate Borrowing, not later than 10:30 a.m., New York City time, on the proposed date of the Competitive Borrowing; provided, that (i) the failure of the Borrower to give such notice shall be deemed to be a rejection of each Competitive Bid, (ii) the Borrower shall not accept a Competitive Bid made at a particular Competitive Bid Rate if the Borrower rejects a Competitive Bid made at a lower Competitive Bid Rate, (iii) the aggregate amount of the Competitive Bids accepted by the Borrower shall not exceed the aggregate amount of the requested Competitive Borrowing specified in the related Competitive Bid Request, (iv) to the extent necessary to comply with clause (iii) above, the Borrower may accept Competitive Bids at the same Competitive Bid Rate in part, which acceptance, in the case of multiple Competitive Bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such Competitive Bid, and (v) except pursuant to clause (iv) above, no Competitive Bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal amount of $5,000,000 and an integral multiple of $1,000,000; provided further that if a Competitive Loan must be in an amount less than $5,000,000 because of the provisions of clause (iv) above, such Competitive Loan may be for a minimum of $1,000,000 or any integral multiple thereof, and in calculating the pro rata allocation of acceptances of portions of multiple Competitive Bids at a particular Competitive Bid Rate pursuant to clause (iv) the amounts shall be rounded to integral multiples of $1,000,000 in a manner determined by the Borrower. A notice given by the Borrower pursuant to this paragraph (d) shall be irrevocable.
          The Administrative Agent shall promptly notify each bidding Lender by telecopy whether or not its Competitive Bid has been accepted (and, if so, the amount and Competitive Bid Rate so accepted), and each successful bidder will thereupon become bound, subject to the terms and conditions hereof, to make the Competitive Loan in respect of which its Competitive Bid has been accepted.
          If any Lender that is the Administrative Agent or an Affiliate of the Administrative Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such Competitive Bid directly to the Borrower at least one quarter of an hour earlier than the time by which the other Lenders are required to submit their Competitive Bids to the Administrative Agent pursuant to paragraph (b) of this Section.
          Letters of Credit. (i) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit denominated in dollars for its own account, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
          Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (at least three Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $35,000,000, and (ii) the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans shall not exceed the total Commitments.
          Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date. Any Letter of Credit may provide by its terms that it may be extended for additional successive one-year periods on terms reasonably acceptable to the Issuing Bank. Any Letter of Credit providing for automatic extension shall be extended upon the then current expiration date without any further action by any person unless the Issuing Bank shall have given notice to the applicable beneficiary (with a copy to the Borrower) of the election by the Issuing Bank not to extend such Letter of Credit by a time agreed upon by the Borrower and the Issuing Bank and set forth in such Letter of Credit, provided, that no Letter of Credit may be extended automatically or otherwise beyond the date that is five Business Days prior to the Maturity Date. For clarification purposes only and subject to the terms and conditions set forth in this Agreement, a Letter of Credit for which the Borrower has deposited cash collateral in an account with the Administrative Agent pursuant to paragraph (j) of this Section in an amount equal to the full undrawn face amount of such Letter of Credit shall remain outstanding until its stated expiration date.
          Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Participation Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Participation Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
          Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Participation Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Participation Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.
          Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. None of the Administrative Agent, the Lenders, the Issuing Bank or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
          Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.
          Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date on which such LC Disbursement is made to but excluding the date on which the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.12(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.
          Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(c). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
          Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (i) or (j) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived. For clarification purposes only and subject to the terms and conditions set forth in this Agreement, a Letter of Credit for which the Borrower has deposited cash collateral in an account with the Administrative Agent pursuant to this paragraph (j) in an amount equal to the full undrawn face amount of such Letter of Credit shall remain outstanding until its stated expiration date.
          Funding of Borrowings. (i) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request or Competitive Bid Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the Issuing Bank.
          Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Federal Funds Effective Rate or (ii) in the case of the Borrower, the interest rate borne by the applicable Borrowing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
          Interest Elections. (i) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing, may elect new Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Competitive Borrowings, which may not be converted or continued.
          In order to make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.
          Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
     the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
     the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
     whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

     if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
          Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
          If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
          Termination, Reduction and Extension of Commitments.
(i) (i) Unless previously terminated, the Commitments shall terminate on the Maturity Date.
          (ii) If the aggregate amount of the Commitments on December 31, 2009, shall exceed $525,000,000, the Commitments shall be reduced on December 31, 2009, by the aggregate amount required so that after giving effect to such reduction the aggregate amount of the Commitments shall be $525,000,000; provided that such reduction of the Commitments shall not occur if the Borrower shall have become obligated to purchase KFWD TV 52 on or prior to December 31, 2009.
          (iii) On the occasion of each Bond Payment made in reliance upon clause (e) of Section 6.09, the Borrower shall notify the Administrative Agent on the date of such Bond Payment of the amount and date of such Bond Payment and effective two Business Days following the making of such Bond Payment the Commitments shall be reduced by an amount equal to the amount of such Bond Payment.
          Subject to Section 2.10(d), the Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans, the sum of the Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans would exceed the total Commitments.

          The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.
          Repayment of Loans; Evidence of Debt. (i) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date, and (ii) to the Administrative Agent for the account of each applicable Lender the then unpaid principal amount of each Competitive Loan on the last day of the Interest Period applicable to such Loan.
          Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
          The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
          The entries made in the accounts maintained pursuant to paragraphs (b) and (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
          Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.
          Prepayment of Loans. (i) Subject to Sections 2.10(d) and 2.15, the Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part.

          In the event of any termination of the Commitments, the Borrower shall prepay all outstanding Borrowings on the date of such termination. In the event of any reduction of the Commitments, the Borrower shall prepay outstanding Borrowings to the extent, if any, necessary so that, on the date of and after giving effect to such reduction, the sum of the Revolving Credit Exposures and the aggregate principal amount of the outstanding Competitive Loans does not exceed the total Commitments.
          The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.
          The Borrower shall not have the right to prepay any Competitive Loan and shall not terminate or reduce the Commitments if such termination or reduction would require prepayment of any Competitive Loan.
          Fees. (i) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Percentage per annum on the daily unused amount of the Commitment of such Lender during the period from and including the date hereof to but excluding the date on which such Commitment terminates; provided that for purposes of calculating commitment fees, outstanding Competitive Loans shall not be counted as usage of the Lenders’ Commitments. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
          The Borrower agrees to pay to the Administrative Agent for the accounts of the Lenders, ratably in accordance with their respective Commitments, the upfront fees separately agreed upon between the Borrower and the Lenders. The upfront fees shall be payable on the date of this Agreement.
          The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to such Lender’s participations in

Letters of Credit, which shall accrue at the same Applicable Percentage used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
          The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.
          All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees, participation fees and upfront fees, to the Lenders. Fees paid shall not be refundable under any circumstances.
          Interest. (i) The Loans comprising each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Percentage from time to time in effect.
          The Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Percentage from time to time in effect (or, in the case of a Competitive Loan, the LIBO Rate for the Interest Period in effect for such Borrowing plus the Margin offered by the Lender making such loan and accepted by the Borrower pursuant to Section 2.04).
          Each Fixed Rate Loan shall bear interest at a rate per annum equal to the Fixed Rate applicable to such Loan.
          Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, the rate otherwise applicable to such Loan as provided above plus 2% per annum or (ii) in the case of any other amount, the rate applicable to ABR Loans as provided above plus 2% per annum.
          Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, (iii) in the event of any conversion of any Loan (other than an ABR Revolving Loan) prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion and (d) in the event the Commitments are terminated, all accrued and unpaid interest on the Loans shall be paid on the date of such termination.
          All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
          Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
          the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period or that a Change in Law makes it unlawful for any one or more of the Lenders to make a Eurodollar Loan; or
          the Administrative Agent is advised by the Required Lenders that, as a result of a Change in Law or other unusual events or conditions affecting the markets in which such Lenders conduct their funding operations, the LIBO Rate for such Interest Period will be lower than the actual cost to such Lenders of obtaining the funds necessary to make or maintain their Loans comprising such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective, (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing and (iii) any request by the Borrower for a Eurodollar Competitive Borrowing shall be ineffective; provided that (A) if the circumstances giving rise to such notice do not affect all the Lenders, then requests by the Borrower for Eurodollar Competitive Borrowings may be made to Lenders that are not affected thereby and (B) if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.
          Increased Costs. (i) If any Change in Law shall:
          impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender; or
          impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans or Fixed Rate Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or Fixed Rate Loan or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender or the Issuing Bank, as the case may be, to be material, then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
          If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or the Issuing Bank’s capital or on the capital of such Lender’s holding company or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by or participations in Letters of Credit held by such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s holding company or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s holding company or the Issuing Bank’s holding company with respect to capital adequacy) by an amount deemed by such Lender or the Issuing Bank, as the case may be, to be material, then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s holding company or the Issuing Bank’s holding company for any such reduction suffered.
          A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, and setting forth in reasonable detail the manner in which such amount or amounts shall have been determined, shall be delivered to the Borrower and shall, if submitted in good faith, be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

          Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than six months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.
          Notwithstanding the foregoing provisions of this Section, a Lender shall not be entitled to compensation pursuant to this Section in respect of any Competitive Loan if the Change in Law that would otherwise entitle it to such compensation shall have been publicly announced prior to submission of the Competitive Bid pursuant to which such Loan was made.
          Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan or Fixed Rate Loan other than on the last day of an Interest Period applicable thereto, (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, prepay or continue any Revolving Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable and is revoked in accordance herewith), (d) the failure to borrow any Competitive Loan after accepting the Competitive Bid to make such Loan, or (e) the assignment of any Eurodollar Loan or Fixed Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event by payment to such Lender of an amount determined by such Lender to be equal to the excess, if any, of (i) the amount of interest that such Lender would pay for a deposit equal to the principal amount of the applicable Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert, prepay or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the Adjusted LIBO Rate, the Adjusted CD Rate or the Fixed Rate, as the case may be, in effect (or that would have been in effect) for such Interest Period, over (ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for dollar deposits at other banks in the London interbank market at the commencement of such period. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, and setting forth in reasonable detail the manner in which such amount or amounts shall have been determined, shall be delivered to the Borrower and shall, if submitted in good faith, be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof. In the case of a Eurodollar Loan, such loss, cost or expense to any

Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the LIBO Rate (not including the Applicable Percentage added to the LIBO Rate under Section 2.12(b)) that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, and setting forth in reasonable detail the manner in which such amount or amounts shall have been determined, shall be delivered to the Borrower and shall, if submitted in good faith, be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
          Taxes. (i) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) each of the Administrative Agent, the Issuing Bank or the applicable Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
          In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and any liability (including penalties, interest and reasonable expenses) arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, by the Administrative Agent on its own behalf or on behalf of a Lender, or by the Issuing Bank, and setting forth in reasonable detail the manner in which such amount shall have been determined, shall, if submitted in good faith, be conclusive absent manifest error.
          As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), on or before the date on which it becomes a Lender, and at such other times as prescribed by applicable law, properly completed and executed forms prescribed by applicable law (together with such other documentation or certification as the Borrower may reasonably request) that will permit the Borrower to make such payments without withholding or at a reduced rate.
          Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (i) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or otherwise) prior to 12:00 noon, New York City time (or such other time as shall be set forth herein), on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Section 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received for the account of any other Person to the appropriate recipient in the amount owed to it promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.
          If at any time insufficient funds are received by and available to the Administrative Agent to fully pay all amounts then due hereunder, such funds shall be applied to the amounts then due hereunder in such order and priority as the Administrative Agent may elect; provided that any funds that the Administrative Agent elects to apply to principal, interest or fees then due shall be applied ratably to all amounts of principal, interest or fees (as the case may be) then due.
          If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payments giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant other than the Borrower or any Subsidiary or Affiliate thereof. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
          Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.
          If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(b) or paragraph (d) above, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
          Mitigation Obligations; Replacement of Lenders. (i) If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the good faith judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in such Lender’s good faith judgment. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
          If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement (other than, at the election of such Lender, any outstanding Competitive Loans held by it) to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans (other than, at the election of such Lender, Competitive Loans, as to which such Lender will continue to have all of its rights hereunder) and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
Representations and Warranties
          The Borrower represents and warrants to the Lenders that:
          Organization; Powers. Each of the Borrower and its Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required and, (ii) possesses all requisite authority and power and material licenses, permits, franchises (including, without limitation, licenses, permits and franchises issued by the FCC), and valid and subsisting network affiliation agreements in the case of each Subsidiary that operates a network affiliated television broadcasting enterprise, to conduct its business as presently conducted.
          Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder or other equityholder action. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Borrower or such Loan Party, as the case may be, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’

rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
          Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, and (ii) routine filings after the Effective Date with Securities and Exchange Commission and the FCC made pursuant to the requirements of 47 CFR 73.3613, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any Subsidiary or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, or other material agreement or instrument binding upon the Borrower or any Subsidiary or its assets, or give rise to a right thereunder to require any material payment to be made by the Borrower or any Subsidiary, and (d) will not result in the creation or imposition of any Lien other than a Permitted Lien on any asset of the Borrower or any Subsidiary.
          Financial Condition; No Material Adverse Change. (i) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of earnings, shareholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2007, reported on by Ernst & Young LLP, independent auditors. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.
          Since December 31, 2007, there has been no material adverse change in the business, assets, operations or condition, financial or otherwise, of the Borrower and its Subsidiaries, taken as a whole.
          Properties. (i) Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title or interest that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.
          Each of the Borrower and the Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
          Litigation, Labor and Environmental Matters. (i) There are not any actions, suits or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

          Except for the Disclosed Matters, there are no actual or, to the knowledge of the Borrower, threatened labor controversies, including strikes, work stoppages, work slow downs or National Labor Relations Board proceedings affecting the Borrower or its Subsidiaries, that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
          Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
          There has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.
          Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.
          Certain Legal Matters. (i) Neither the Borrower nor any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
          Neither the Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying margin stock, within the meaning of Regulation U of the Board. Margin stock will at all times constitute less than 25% of the assets of the Borrower individually and the Borrower and the Subsidiaries on a consolidated basis that are subject to the restrictions of Section 6.01 and 6.02.
          Taxes. Each of the Borrower and its Subsidiaries has filed or caused to be filed all tax returns and reports required to have been filed and paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, shall have set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.
          ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect. As of the Effective Date, the present value of all accrued benefit liabilities under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87), determined at the most recent annual valuation date for such Plan, does not exceed by more than $25,000,000 the fair market value of the assets of such Plan, determined at the most recent annual valuation date for such Plan, and the present value of all accrued benefit liabilities of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87), determined at the most recent annual valuation dates for such Plans, does not exceed by more than $25,000,000 the fair market value of the assets of all such underfunded Plans, determined at the most recent annual valuation date for such Plans.
          Disclosure. There are no agreements, instruments or corporate restrictions to which the Borrower or any of its Subsidiaries is subject, and no other matters known to the Borrower, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected and pro forma financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
Conditions
          Effective Date. This Agreement and the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
          The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
          The Administrative Agent shall have received favorable written opinions of (i) Russell F. Coleman, the General Counsel of the Borrower, substantially in the form of Exhibit B-1 hereto, (ii) Gibson, Dunn & Crutcher LLP, counsel for the Borrower , substantially in the form of Exhibit B-2 hereto and (iii) Wiley, Rein & Fielding LLP, special regulatory counsel to the Borrower, substantially in the form of Exhibit B-3 hereto, in each case covering such other matters relating to this Agreement and the Transactions as the Required Lenders shall reasonably request. Each of such opinions shall be addressed to the Administrative Agent and the Lenders and shall be dated the Effective Date. The Borrower hereby requests such counsel to deliver such opinions.
          The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the

Transactions and any other legal matters relating to this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.
          The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (b) and (c) of Section 4.02.
          The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.
          On the Effective Date no Loans shall be outstanding under the Original Credit Agreement and all interest and fees accrued under such Original Credit Agreement through the Closing Date shall have been paid.
Notwithstanding the foregoing, the obligations of the Lenders to make Loans and the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived) at or prior to 3:00 p.m., New York City time, on July 3, 2006. The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.
          Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (but not on the occasion of any interest election pursuant to Section 2.07 that does not increase the outstanding principal amount of the Loans of any Lender), and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
          In the case of a Borrowing of Revolving Loans, the Administrative Agent shall have received a Borrowing Request for such Borrowing in accordance with Section 2.03; in the case of a Borrowing of Competitive Loans, Borrower shall have accepted the Competitive Bid or Bids in respect of such Loans in accordance with Section 2.04; or, in the case of Letters of Credit, except with respect to the renewal of any Letter of Credit that provides for automatic renewal pursuant to the terms of Section 2.05(c), the Issuing Bank and the Administrative Agent shall have received the appropriate notices, applications or other information required in connection with such request in accordance with Section 2.05.
          The representations and warranties of the Borrower and the other Loan Parties set forth in the Loan Documents shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.
          At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to matters specified in paragraphs (b) and (c) of this Section.
Affirmative Covenants
          Until the Commitments have expired or terminated, the principal of and interest on each Loan and all fees payable hereunder have been paid in full, all Letters of Credit have expired or terminated and all LC Disbursements have been reimbursed, the Borrower covenants and agrees with the Lenders that:
          Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:
          within 90 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of earnings, stockholders’ equity and cash flows as of the end of and for such year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like emphasis paragraph and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP;
          within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its condensed consolidated balance sheet and related statements of earnings and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X (and accordingly, such statements will not include all of the information and footnotes required by GAAP for complete financial statements);
          concurrently with each delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) identifying the Restricted Joint Ventures and setting forth reasonably detailed calculations demonstrating compliance with Sections 6.06, 6.07 and 6.08 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the most recent audited financial statements referred to in Section 3.04 or delivered pursuant to this Section 5.01 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate; and on the occasion of each Credit Extension Date a certificate by a Financial Officer of the Borrower setting forth reasonably detailed calculations demonstrating compliance with Section 6.06;

          concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether, in connection with their audit, anything came to their attention that caused them to believe that the Borrower had failed to comply with the terms, covenants, provisions or conditions of Sections 6.06, 6.07 and 6.08;
          promptly after the same become publicly available, copies of all annual and quarterly reports to shareholders, reports to the Securities and Exchange Commission on Form 10-K, Form 10-Q, Form 8-K or any successor form, proxy statements and registration statements (other than those relating only to employee benefit plans) filed or distributed by the Borrower or any Subsidiary; and
          promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.
          Notices of Material Events. The Borrower will furnish to the Administrative Agent prompt written notice of the following:
          the occurrence of any Default;
          the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
          the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $15,000,000;
          the receipt of any notice from the FCC or any other Governmental Authority of the expiration without renewal, termination or suspension of, or the institution of any proceedings to terminate or suspend, any main transmitter license granted by the FCC or any other material license now or hereafter held by the Borrower or any Subsidiary which is required to operate any television broadcasting station in compliance with all applicable laws; and, any other development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
          Existence; Conduct of Business. The Borrower will, and will cause each Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of the business of the Borrower and its Subsidiaries taken as a whole; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.02.
          Payment of Obligations. The Borrower will, and will cause each Subsidiary to, pay its Indebtedness and other obligations, including tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
          Maintenance of Properties; Insurance. The Borrower will, and will cause each Subsidiary to, (a) keep and maintain all property material to the conduct of the business of the Borrower and its Subsidiaries taken as a whole in good working order and condition, ordinary wear and tear and obsolescence excepted, (b) keep and maintain all licenses, permits, franchises and major network affiliation agreements (including those with American Broadcasting Companies, Inc. (“ABC”), National Broadcasting Companies (“NBC”), the Columbia Broadcasting System, Inc. (“CBS”), or Fox Broadcasting Company (“FOX”) necessary for their business except as the loss of the same could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect, it being understood and agreed that a change from one such major network to another shall not be considered to have such an effect; and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.
          Books and Records; Inspection Rights. The Borrower will, and will cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at reasonable times and as often as shall be reasonably requested.
          Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply with all laws (including Environmental Laws), regulations and orders of any Governmental Authority applicable to it or its property, except to the extent that failures to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
          Use of Proceeds and Letters of Credit. The Borrower will cause the proceeds of the Loans and the Letters of Credit to be used only for the purposes referred to in the preamble to this Agreement. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

          Guarantee Requirement. (a) If any Designated Subsidiary is formed or acquired, or if any Subsidiary becomes a Designated Subsidiary, in each case after the Second Amendment Date, the Borrower will, as promptly as practicable, and in any event within 30 days (or such longer period as the Administrative Agent may agree to in writing), notify the Administrative Agent thereof and cause the Guarantee Requirement to be satisfied with respect to such Subsidiary.
          (b) The Borrower and each other Loan Party will execute any and all further documents and instruments, and take all such further actions, that may be required under any applicable law, or that the Administrative Agent may reasonably request, to cause the Guarantee Requirement to be and remain satisfied at all times, all at the expense of the Loan Parties.
          (c) Notwithstanding the provisions of Section 9.02, no amendment, waiver or consent under this Agreement or the Guarantee Agreement shall release all or substantially all the Subsidiary Loan Parties from their obligations under the Guarantee Agreement (other than in accordance with the terms of the Guarantee Agreement), without the written consent of each Lender.
Negative Covenants
          Until the Commitments have expired or terminated, the principal of and interest on each Loan and all fees payable hereunder have been paid in full, all Letters of Credit have expired or terminated and all LC Disbursements have been reimbursed, the Borrower covenants and agrees with the Lenders that:
          Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except that the Borrower and the Subsidiaries may assign or sell delinquent receivables and rights in respect thereof and may create, incur, assume or permit to exist (a) Permitted Liens and (b) other Liens securing obligations in an aggregate amount at any time not greater than $40,000,000.
          Fundamental Changes. (i) The Borrower will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired), or liquidate or dissolve, except that any Subsidiary or other Person may merge into the Borrower if the Borrower is the surviving corporation and at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing and the Borrower shall be in compliance with the financial covenants contained in this Article VI on a pro forma basis with such merger being deemed to have occurred at the beginning of each relevant period.
          The Borrower will not, and will not permit any Subsidiary to, engage to an extent material to the Borrower and the Subsidiaries on a consolidated basis in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date hereof and businesses reasonably related thereto.
          Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any property or service) with, or make any payment or transfer to, any of its Affiliates (other than the Borrower or any Subsidiary) except upon terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary could obtain in a comparable arms-length transaction.
          Restrictive Agreements. The Borrower will not, nor will it permit any Subsidiary (other than a Joint Venture) to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Subsidiary to pay dividends or other distributions with respect to its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary or (b) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by the Loan Documents, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof and identified on Schedule 6.04 and extensions, renewals or refinancings thereof; provided that any such extension, renewal or refinancing does not expand the scope of, or otherwise make more restrictive, such restrictions and conditions, (iii) the foregoing shall not apply to customary restrictions and conditions that are contained in any agreement for the sale of any asset or Subsidiary in a transaction permitted by this Agreement and applicable only to the asset or Subsidiary that is to be sold, (iv) clause (a) of the foregoing shall not apply to restrictions on Subsidiaries in which the aggregate equity investment of the Borrower and its other Subsidiaries (other than any Joint Venture) does not exceed $20,000,000, (v) clause (b) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, and (vi) clause (b) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

          Sale and Lease-Back Transactions. The Borrower will not, and will not permit any Subsidiary to, enter into any arrangement, directly or indirectly, with any Person (other than the Borrower or a Subsidiary) whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred and for a term, including any renewal thereof, of more than three years (a “Sale and Lease-Back Transaction”), except for Sale and Lease-Back Transactions of real property and tangible personal property with an aggregate fair market value not to exceed $40,000,000 at any time; provided that any calculation of such aggregate fair market value shall exclude any real property or tangible personal property subject to a lease pursuant to a Sale and Lease-Back Transaction that was entered into on or subsequent to May 3, 2005 and terminated prior to the date of such calculation.
          Leverage. The Borrower will not permit the Leverage Ratio as of any Credit Extension Date or as of the last day of any fiscal quarter during any period set forth below to exceed the ratio set forth opposite such period:

Period	Ratio
Second Amendment Date through June 30, 2010	6.25 to 1.00
July 1, 2010 through September 29, 2010	6.00 to 1.00
September 30, 2010 through December 30, 2010	5.75 to 1.00
December 31, 2010 and thereafter	5.00 to 1.00
          Limitation on Indebtedness. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:
          Indebtedness created under the Loan Documents;
          Indebtedness existing on the date hereof and set forth on Schedule 6.07 and Refinancing Indebtedness in respect thereof;
          Indebtedness of the Borrower or any Subsidiary to the Borrower or any other Subsidiary; provided that (i) such Indebtedness shall not have been transferred or pledged to any other Person, and (ii) such Indebtedness shall be incurred in compliance with Section 6.11;
          Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including any Indebtedness assumed in connection with the acquisition of any such assets, and Refinancing Indebtedness in respect thereof; provided that (A) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (B) immediately after giving effect to such Indebtedness, as if it had been incurred on the last day of the most recent fiscal quarter for which financial statements have been delivered, the Borrower is in pro forma compliance with Section 6.06;
          Indebtedness owed in respect of any overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing-house transfers of funds;
          other Indebtedness of the Borrower that is secured by any Lien in an aggregate principal amount for all such Indebtedness incurred under this paragraph (f) not exceeding $25,000,000 at any time outstanding;
          Indebtedness under Film Contracts in an aggregate amount outstanding at any time not to exceed $18,000,000;
          other Indebtedness of any Subsidiary in an aggregate principal amount for all such Indebtedness incurred under this paragraph (h) not exceeding $10,000,000 at any time outstanding; and
          other unsecured Indebtedness of the Borrower; provided that the terms of such Indebtedness shall not prohibit, restrict or impose any condition upon the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets.
          Interest Coverage. The Borrower will not permit the ratio of Pro Forma Operating Cash Flow to Interest Expense for any period of four consecutive fiscal quarters ending on any date during any period set forth below to be less than the ratio set forth opposite such period:

Period	Ratio
Second Amendment Date through March 31, 2010	2.25 to 1.00
April 1, 2010 and thereafter	2.50 to 1.00
          Restricted Payments. The Borrower will not, and will not permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so; provided, that (a) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) any Subsidiary may declare and pay dividends or make other distributions ratably with respect to its Equity Interests, (c) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries, (d) the Borrower may declare a single cash dividend with respect to its Equity Interests during any fiscal quarter (and may pay, not later than the following fiscal quarter, dividends declared in compliance with this clause (d)) so long as at the time of the declaration of such dividend (i) no Default shall have occurred and be continuing or would result therefrom and (ii) the Borrower’s Leverage Ratio is (A) less than 4.75 to 1.00 (in which case the aggregate amount of the cash dividend that may be declared during such quarter shall not exceed the lesser of $0.075 per share (as may be adjusted from time-to-time for any stock-split, reverse stock-split or other similar change) and $8,000,000), or (B) greater than or equal to 4.75 to 1.00 but less than 5.25 to 1.00, (in which case the aggregate amount of the cash dividend that may be declared during such quarter shall not exceed the lesser of $0.0375 per share (as may be adjusted from time-to-time for any stock-split, reverse stock-split or other similar change) and $4,000,000); provided that, notwithstanding the foregoing provisions of this clause (d), (A) the Borrower may pay the dividend with respect to its Equity Interests declared in December, 2008 and (B) in addition to the dividend contemplated by clause (A) of this proviso, the Borrower may declare a single cash dividend with respect to its Equity Interests without regard to its Leverage Ratio prior to April 1, 2009 (and to be paid no later than June 30, 2009) so long as (i) at the time of declaration of such dividend, no Default shall have occurred and be continuing or would result therefrom and (ii) the aggregate amount of the cash dividend that may be declared during such quarter shall not exceed the lesser of $0.075 per share (as may be adjusted from time-to-time for any stock-split, reverse stock-split or other similar change) and $8,000,000, (e) the Borrower may make Bond Payments so long as at the time of and after giving effect to each such Bond Payment and the applicable Commitment reduction contemplated by Section 2.08(a)(iii) (as if such reduction were effective at the same time as the Bond Payment is made), (i) the Leverage Ratio is greater than or equal to 5.00 to 1.00 but less than 5.25 to 1.00, (ii) the aggregate amount of Unrestricted Cash and unused available Commitments is not less than $75,000,000, (iii) the aggregate amount of Bond Payments made in reliance on this clause (e) shall not exceed $25,000,000 in any fiscal year of the Borrower, and (iv) no Default shall have occurred and be continuing, and (f) the Borrower may make Bond Payments so long as at the time of and after giving effect to each such Bond Payment (i) the Leverage Ratio is less than 5.00 to 1.00, (ii) the aggregate amount of Restricted Payments made in reliance on clauses (e) and (f) of this Section 6.09 taken together shall not exceed $50,000,000 in any fiscal year of the Borrower and (iii) no Default shall have occurred and be continuing.
          Asset Sales. The Borrower will not, and will not permit any Subsidiary to, engage in any sale, transfer, lease or other disposition of any asset, including any Equity Interest owned by it (including through any issuance by a Subsidiary of additional Equity Interests other than to the Borrower or another Subsidiary), other than (a) sales, transfers, leases and other dispositions of inventory and used or surplus equipment in the ordinary course of business, (b) sales, transfers, leases and other dispositions to the Borrower or any Subsidiary, (c) leases, licenses, subleases and sublicenses of assets in the ordinary course of business of the Borrower and any Subsidiary, (d) Sale and Lease-Back Transactions permitted under Section 6.05, (e) sales, transfers, leases and other dispositions of non-operating assets and interests in any Joint Venture with an aggregate fair market value not exceeding, on a cumulative basis during the term of this Agreement, $20,000,000, (f) any other sale, transfer, lease or other disposition of assets with a book value that, taken together with the book values of all other assets sold, transferred, leased or otherwise disposed of in reliance on this clause (f) after the First Amendment Date, minus any proceeds of any such sale, transfer, lease or disposition after the First Amendment Date that are in the form of or are applied by the Borrower or any Subsidiary within 180 days from the date of such sale, transfer, lease or disposition to acquire, property, plant or equipment used or useful in the businesses conducted by the Borrower and its Subsidiaries, is not in excess of 20% of the Borrower’s Consolidated Tangible Assets as of the end of the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.01 as of the time of such sale, transfer or disposition, and (g) at any time when the ratio referred to in Section 6.06 as of the end of the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.01 shall have been less than 4.00 to 1.00, other sales, transfers, leases and other dispositions.
          Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any Subsidiary to, purchase, hold, acquire (including pursuant to any merger or consolidation with any Person that was not a wholly-owned Subsidiary prior thereto), make or otherwise permit to exist any Investment in any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all the assets of any other Person or of a business unit, division, product line or line of business of any other Person, or assets acquired other than in the ordinary course of business that, following the acquisition thereof, would constitute a substantial portion of the assets of Borrower and the Subsidiaries, taken as a whole, except:
          Permitted Investments;
          Investments existing on the date hereof and set forth on Schedule 6.11 (but not any additions thereto (including any capital contributions) made after the date hereof);
          Investments by the Borrower or any Subsidiary in the Borrower or any other Subsidiary; provided that such subsidiaries are Subsidiaries prior to the making of such investments;
          Investments made as a result of the receipt of noncash consideration from a sale, transfer, lease or other disposition of any asset in compliance with Section 6.10;
          Investments in the form of Hedging Agreements (i) entered into to hedge or mitigate risks to which the Borrower or any other Subsidiary has actual exposure (other than in respect of Equity Interests or Indebtedness of the Borrower or any other Subsidiary) and (ii) entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary;
          Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;
          payroll, travel and similar advances to directors, officers and employees of Borrower or any Subsidiary to cover matters that are expected at the time of such advances to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

          loans or advances to directors, officers and employees of the Borrower or any Subsidiary in the ordinary course of business; provided that the aggregate amount of such loans and advances outstanding at any time shall not exceed $500,000;
          the acquisition of all or substantially all of the assets or all of the Equity Interests in KFWD TV 52 for aggregate consideration no greater than the amount previously disclosed to the Lenders;
          Investments consisting of promissory notes evidencing obligations in respect of accounts payable incurred in the ordinary course;
          other Investments and acquisitions so long as at the time each such Investment or acquisition is purchased, made or otherwise acquired (A) no Event of Default shall have occurred and be continuing or would result therefrom and (B) the Leverage Ratio shall be less than 5.75 to 1.00; provided that (1) if at the time any such Investment or acquisition is purchased, made or otherwise acquired the Leverage Ratio is less than 5.00 to 1.00, then the amount of such Investment, or the aggregate consideration and other amounts paid in connection with such acquisition, together with the aggregate amount, determined as of such time, of all other Investments purchased, made or otherwise acquired, and the aggregate amount of all consideration and such other amounts paid in connection with all other acquisitions made, in reliance on this clause (k) during the fiscal year in which such Investment or acquisition is consummated shall not exceed $65,000,000, and (2) if at the time any such Investment or acquisition is purchased, made or otherwise acquired the Leverage Ratio is greater than 5.00 to 1.00 but less than 5.75 to 1.00, then the amount of such Investment, or the aggregate consideration and other amounts paid in connection with such acquisition, together with the aggregate amount, determined as of such time, of all other Investments purchased, made or otherwise acquired, and the aggregate amount of all consideration and such other amounts paid in connection with all other acquisitions made, in reliance on this clause (k) during the fiscal year in which such Investment or acquisition is consummated shall not exceed $15,000,000; and
          other Investments in an aggregate amount not to exceed $1,000,000 in any fiscal year.
Events of Default
          If any of the following events (“Events of Default”) shall occur:
          any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary in or in connection with any Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document, shall prove to have been incorrect in any material respect when so made or deemed made;
          the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
          the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (b) above) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;
          the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), (b) or (e), Section 5.03 (with respect to the Borrower’s existence) or in Article VI;
          the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(c) or (d), and such failure shall continue unremedied for a period of five Business Days;
          any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (b), (c), (d) or (e) above) and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or any Lender to the Borrower;
          the Borrower or any Subsidiary shall fail to make any payment of principal, regardless of amount, in respect of any Material Indebtedness, when and as the same shall become due and payable;
          any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;
          an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Material Subsidiary or its debts, or of a substantial part of the property or assets of the Borrower or a Material Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of the property or assets of the Borrower or any Material Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
          the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of the property or assets of the Borrower or any Material Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
          one or more judgments for the payment of money in an amount in excess of $20,000,000 individually or $35,000,000 (in each case net of insurance coverage) in the aggregate shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any property or assets of the Borrower or any Subsidiary to enforce any such judgment;
          an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;
          any main transmitter license, permit or authorization issued to the Borrower or any Subsidiary by the FCC shall be forfeited, revoked or not renewed, or any proceeding with respect to any such forfeiture or revocation shall be instituted by the FCC, where such forfeiture, revocation or non-renewal or such proceeding, as the case may be, shall be reasonably likely to result in a Material Adverse Effect;
          a Change in Control shall occur; or
          at any time after the delivery of the Guarantee Agreement, the Guarantee Agreement shall not for any reason be, or shall be asserted by the Borrower or any Subsidiary Loan Party not to be, in full force and effect and enforceable against the Subsidiary Loan Parties in all material respects in accordance with its terms;
then, and in every such event (other than an event with respect to the Borrower described in clause (i) or (j) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other liabilities of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in any event with respect to the Borrower described in clause (i) or (j) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other liabilities of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

The Administrative Agent
          Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.
          The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.
          The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated herein that the Administrative Agent is required to exercise as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information related to the Borrower or any of the Subsidiaries that is communicated to or obtained by it or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or wilful misconduct. In addition, the Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to it by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
          The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
          The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through Affiliates or its or its Affiliates’ employees. The exculpatory provisions of the preceding paragraphs and the provisions of Section 9.03 shall apply to any such sub-agent, to the Affiliates of the Administrative Agent and any such sub-agent and to the directors, officers, employees, agents and advisors of the Administrative Agent, any such sub-agent and their respective Affiliates, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities of the Administrative Agent.
          Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders, with the consent of the Borrower (which shall not be unreasonably withheld) shall have the right to appoint a successor Administrative Agent from among the Lenders. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, with the consent of the Borrower (which shall not be unreasonably withheld), on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent from among the Lenders which shall be a bank with an office in The City of New York, having a combined capital and surplus of at least $500,000,000 or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.
          Each Lender agrees (a) to reimburse the Administrative Agent, on demand, in the amount of its pro rata share at the time reimbursement is sought (based on its Commitment hereunder or, if the Commitments shall have expired or terminated, based on its portion of the total Revolving Credit Exposures and outstanding Competitive Loans) of any expenses incurred for the benefit of the Lenders or the Issuing Bank by the Administrative Agent, including counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, that shall not have been reimbursed by the Borrower and (b) to indemnify and hold harmless the Administrative Agent and any of its directors, officers, employees or agents, on demand, in the amount of such pro rata share, from and against any and all liabilities, taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against it in its capacity as Administrative Agent or any of them in any way relating to or arising out of this Agreement or any action taken or omitted by it or any of them under this Agreement, to the extent the same shall not have been reimbursed by the Borrower, provided that no Lender shall be liable to the Administrative Agent or any such other indemnified person for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of the Administrative Agent or any of its directors, officers, employees or agents.
          Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.
          None of the institutions named as Syndication Agent, Documentation Agent or Co-Documentation Agent on the cover page of this Agreement shall, in their capacities as such, have any duties or responsibilities of any kind under this Agreement.
Miscellaneous
          Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
          if to the Borrower, to it at 400 South Record Street, Dallas, TX 75202, Attention of the Chief Financial Officer (Telecopy No. 214-977-8209) with a copy to the General Counsel (Telecopy No. 214-977-7116);
          if to the Administrative Agent or the Issuing Bank, to JPMorgan Chase Bank, N.A. at Loan and Agency Services Group, 1111 Fannin, Houston, Texas 77002, Attention of Gloria Javier (Telecopy No. 713-750-2378), with a copy to JPMorgan Chase Bank, N.A., 270 Park Avenue, New York, New York 10017, Attention of Peter Thauer (Telecopy No. 212-270-4584);
          if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or on the date five Business Days after dispatch by certified or registered mail if mailed, except that notices and communications to the Administrative Agent pursuant to Article II shall be deemed to have been given only when received by the Administrative Agent.
          Waivers; Amendments. (i) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.
          Neither this Agreement nor any provision hereof nor any other Loan Document nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase or decrease the Commitment of any Lender (except for a ratable decrease in the Commitments of all the Lenders), without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, or (iv) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required in order to waive, amend or modify any rights hereunder or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Bank, hereunder without the prior written consent of the Administrative Agent or the Issuing Bank, as the case may be.
          Expenses; Indemnity; Damage Waiver. (i) The Borrower agrees to pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of Cravath, Swaine & Moore LLP, counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement.
          The Borrower agrees to indemnify the Administrative Agent, the Issuing Bank and each Lender, each Affiliate of any of them and each of the respective directors, officers, employees, agents and advisors of the foregoing (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit, or the use of the proceeds thereof (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee (BUT SHALL BE AVAILABLE TO THE EXTENT THEY ARE DETERMINED TO HAVE RESULTED FROM, IN WHOLE OR IN PART, THE SIMPLE NEGLIGENCE OF SUCH INDEMNITEE).
          To the extent permitted by applicable law, the Borrower agrees not to assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit, or the use of the proceeds thereof.
          All amounts due under this Section shall be payable no later than 10 days after written demand therefor.
          Successors and Assigns. (i) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of

Credit)) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) each of the Administrative Agent and, except in the case of an assignment to a Lender or an Affiliate of a Lender, an assignment limited to rights in respect of an outstanding Competitive Loan or an assignment during the continuance of an Event of Default, the Borrower, must give their prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or such lesser amount as the Borrower and the Administrative Agent may agree), (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, except that this clause shall not apply to rights in respect of outstanding Competitive Loans, (iv) the Lenders party to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and provided further that any consent of the Borrower otherwise required under this paragraph shall not be required if an Event of Default under paragraph (b), (c), (i), (j) or (n) of Article VII has occurred and is continuing. Upon acceptance and recording pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Assumption, which effective date shall be at least five Business Days after the execution thereof, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03).
          The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

          Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above and any written consent to such assignment required by paragraph (b) above, the Administrative Agent shall (i) accept such Assignment and Assumption, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Lenders. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (d).
          Any Lender may, without the consent of the Borrower, the Issuing Bank or the Administrative Agent, sell participations to one or more banks or other entities (“Participants”) in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (f) below, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. In connection with any sale of a participation pursuant to this paragraph, the selling Lender shall obtain from the Participant an undertaking to be bound by the provisions of Section 9.12. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with paragraph (b) above shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with this paragraph.
          A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(e) as though it were a Lender.
          Any Lender may at any time assign all or any portion of its rights under this Agreement to a Federal Reserve Bank to secure extensions of credit by such Federal Reserve Bank to such Lender; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such Federal Reserve Bank for such Lender as a party hereto.

          Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Lenders and shall survive the execution and delivery of this Agreement and the making of any Loans and the issuance of any Letters of Credit, regardless of any investigation made by the Lenders or on their behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The last sentence of the definition of “Applicable Percentage” in Section 1.01 and the provisions of Sections 2.14, 2.15, 2.16, 9.03 and 9.12 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the expiration or termination of the Letters of Credit, the Commitments, this Agreement or any provision hereof.
          Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
          Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
          Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
          Governing Law; Jurisdiction; Consent to Service of Process. (i) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
          The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.
          The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
          WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

          Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
          Confidentiality. (a) The Administrative Agent, the Issuing Bank and each of the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or to any direct or actual counterparty (and its advisor) to any swap or derivative transaction entered into by the Borrower without violating the terms of this Agreement, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business including any potential acquisition or proposed business transaction, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof (other than information obtained by any Lender in the course of examining the books or records of the Borrower or any Subsidiary as permitted by Section 5.06) such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
          Each Lender acknowledges that Information furnished to it pursuant to this Agreement may include material non-public information concerning the Borrower and its Related Parties or the Borrower’s securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.
          All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information about the Borrower and its Related Parties or the Borrower’s securities. Accordingly, each Lender represents to the Borrower and the

Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.
          Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
          USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with its requirements.
          No Fiduciary Relationship. The Borrower, on behalf of itself and the Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrower, the Subsidiaries and their Affiliates, on the one hand, and the Administrative Agent, the Lenders, the Issuing Bank and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders, the Issuing Bank or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.
          Release of Guarantees. A Subsidiary Loan Party shall automatically be released from its obligations under the Guarantee Agreement (i) as provided in the Guarantee Agreement and (ii) upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Loan Party ceases to be a Subsidiary; provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise. In connection with any release pursuant to this Section, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents and take all such actions that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BELO CORP.,

by
/s/ Brenda Maddox

Name: Brenda Maddox
Title: vice president/Treasurer and Tax

JPMORGAN CHASE BANK, N.A., individually, as Administrative Agent and as Issuing Bank,

By
/s/ Brian McDougal

Name: Brian McDougal
Title: Vice President

SIGNATURE PAGE TO BELO CORP. AMENDED AND RESTATED FIVE-YEAR COMPETITIVE ADVANCE AND REVOLVING CREDIT FACILITY AGREEMENT DATED AS OF JUNE 7, 2006

LENDER:

by

Name:
Title:

For any Lender requiring a second signature line:

by

Name:
Title: